Exhibit 99.2

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 11, 2007

MIDWEST ADVISES SHAREHOLDERS TO DEFER TAKING ANY ACTION
AT THIS TIME IN RESPONSE TO AIRTRAN OFFER

Milwaukee, Wisconsin, January 11, 2007 – The board of directors of Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today requested that its shareholders take no action at this time in response to the announcement by AirTran Holdings, Inc. (NYSE: AAI) that it has commenced an unsolicited exchange offer to acquire all outstanding shares of Midwest for $13.25 per Midwest share. Consistent with its fiduciary duties, and in consultation with its independent financial and legal advisors, the company’s board will review and consider AirTran’s offer and will make a recommendation to shareholders within 10 business days.

Goldman, Sachs & Co. is acting as financial advisor, Godfrey & Kahn, S.C. is acting as a legal advisor and MacKenzie Partners, Inc. are acting as proxy advisors to Midwest.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 48 cities. More information is available at http://www.midwestairlines.com.

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